Exhibit 10.2

ACE Limited ACE Global Headquarters 17 Woodbourne Avenue Hamilton HM 08 Bermuda	PO Box HM 1015 Hamilton HM DX Bermuda 441 295-5200 main 441 292-8675 fax	News Release
www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson (441) 299-9283 helen.wilson@ace.bm

Media Contact:	Robert T. Grieves (212) 827-4444 robert.grieves@ace-ina.com

ACE ANNOUNCES INVESTIGATION SETTLEMENT WITH PENNSYLVANIA

HAMILTON, Bermuda – May 14, 2007 – ACE Limited (NYSE: ACE) announced today that it has settled all issues arising from its underwriting practices and contingent commissions with the Attorney General and the Insurance Department of the State of Pennsylvania. ACE has agreed to make a $9 million payment and to comply with the business practice guidelines that the Company established in 2004 to assure ongoing antitrust compliance in its domestic operations. Pennsylvania is the domicile and home state regulator of most of ACE’s U.S. operations.

“This settlement is an important step toward closure of the insurance industry investigations that began in 2004,” said Robert F. Cusumano, ACE Limited General Counsel. “We are pleased to be able to resolve these issues with our primary insurance regulator after an investigation that extended over several years and included thousands of documents and dozens of interviews. The settlement also reinforces our belief that the reforms and guidelines that the Company put in place two years ago continue to be state-of-the-art safeguards that the regulatory community will embrace.”

The settlement will be paid from reserves set aside in prior quarters and will have no effect on ACE’s financial results for 2007.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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